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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE - APRIL 1, 2002

                 NS GROUP EXPERIENCES SOFTENING IN OCTG BUSINESS

                      First Quarter 2002 Estimates Lowered
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(NEWPORT, KENTUCKY - April 1, 2002) NS Group announced today that expected losses for its first quarter ending March 31, 2002 will be greater than the $0.55 per share loss originally estimated in January 2002.

President and CEO, Rene J. Robichaud commented, "Demand for our OCTG products continues to be soft. The drill rig count has dropped an additional 122 rigs, or nearly 14%, since the beginning of the year. Distributor purchases are low and record OCTG imports continue to plague the domestic marketplace. As a result, shipments and revenue per ton will be lower than anticipated. Based on these factors, we expect to report a loss for the March 2002 quarter in the area of $0.75 per diluted share."

Robichaud went on to say, "Although we anticipate incurring a loss in the June quarter, we are starting to see improved activity and believe results will improve compared to the March quarter. We remain optimistic that the demand for our OCTG products will improve in the second half of the year.

NS Group is scheduled to announce the results of the March 31, 2002 quarter, after the market closes, on Thursday, April 18, 2002. The company will host a conference call and simultaneous web cast on Friday, April 19, 2002. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

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This report contains forward-looking information with respect to the company's operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company's filings with the Securities and Exchange

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Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.

CONTACT: LINDA A. PLEIMAN
         DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
         (859) 292-6809
         www.nsgrouponline.com

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